Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-191994, 333-191995, 333-184705, 333-130675, 333-136974, 333-170494, 333-168528, 333-199791,  333-161028 and 333-207213 on Form S‑8 of our reports dated February 25, 2016, relating to the consolidated financial statements and financial statement schedule of B/E Aerospace, Inc., and the effectiveness of B/E Aerospace, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of B/E Aerospace, Inc. for the year ended December 31, 2015.

/s/ Deloitte & Touche LLP

Miami, Florida

February 25, 2016